Exhibit 99.1 101 Main St. P.O. Box 1628 Lafayette, IN 47902 (765) 742-1064 www.LSBANK.com lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE: May 5, 2005	FOR FURTHER INFORMATION CONTACT: Randolph F. Williams President/CEO (765) 742-1064 Fax: (765) 429-5932

LSB Financial Corp. Announces First Quarter Results and Payment of a Cash Dividend

        LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported earnings for the quarter ended March 31, 2005. Net income increased $47,000 or 6.13% for the first quarter of 2005 to $767,000, resulting in diluted earnings per share of $0.53. Assets, loans and deposits again hit record levels, with assets at $366 million, loans at $326 million and deposits at $266 million. LSB President and CEO Randolph F. Williams stated, “I am delighted that so many local businesses have taken advantage of our ability to meet their borrowing needs. While we have always been a factor for residential loans, we are becoming a factor in local business lending.”

        Williams continued, “We view the first quarter of 2005 with bridled optimism. Our team of lenders was able to grow the loan portfolio by $7 million during the quarter contributing to an increase in our net interest income of $209,000. Unfortunately, the recent spike in local unemployment rates reminds us that the economic recovery is not yet complete.”

        Non-performing assets totaled $8.5 million at the end of the quarter, an increase of $2.6 million from year-end. Over 95% of these non-performing assets are secured by real estate property. Based on the analysis of risk factors in the loan portfolio, it was prudent to make a $175,000 provision for loan losses, up $50,000 from the same period last year.

        “We believe that Lafayette Savings Bank’s 135-year presence in Greater Lafayette and its knowledge of the community and its commitment to providing excellent service to its customers, will serve us well in providing a consistent return to our shareholders.”

        Further, the Company announced today that it will pay a quarterly cash dividend of $0.16 per share to shareholders of record as of the close of business on May 6, 2005, with a payment date of June 3, 2005. This represents a 10.3% increase over the cash dividend paid for the same period last year.

        The closing market price of LSB stock on May 4, 2005, was $26.00 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Three months ended March 31, 2005	Year ended December 31, 2004

Cash and due from banks	$1,861	$2,395
Short-term investments	10,943	6,818
Securities available-for-sale	7,932	7,947
Loans held for sale	715	1,050
Net portfolio loans	324,994	317,877
Allowance for loan losses	2,239	2,095
Premises and equipment, net	6,715	6,750
Federal Home Loan Bank stock, at cost	4,154	4,110
Bank owned life insurance	2,649	2,627
Other assets	6,087	5,471
Total assets	366,050	355,045

Deposits	266,047	256,631
Advances from Federal Home Loan Bank	66,808	66,808
Other liabilities	1,937	1,213

Shareholders' equity	31,258	30,393
Book value per share	$21.25	$20.26
Equity / assets	8.54%	8.57%
Total shares outstanding	1,469,382	1,437,250

Asset quality data:
Non-accruing loans	$4,803	$4,207
Loans past due 90 days still on accrual	2,617	484
Other real estate / assets owned	1,114	1,231
Total non-performing assets	8,534	5,922
Non-performing loans / total loans	2.26%	1.46%
Non-performing assets / total assets	2.33%	1.67%
Allowance for loan losses / non-performing loans	30.18%	66.04%
Allowance for loan losses / non-performing assets	26.24%	52.31%
Allowance for loan losses / total loans	0.68%	0.96%
Loans charged off (quarter-to-date and year-to-date, respectively)	$51	$1,520
Recoveries on loans previously charged off	20	17
	Three months ended March 31,
Selected operating data:	2005	2004
Total interest income	$5,122	$4,661
Total interest expense	2,245	1,993
Net interest income	2,877	2,668
Provision for loan losses	175	125
Net interest income after provision for loan losses	2,702	2,543
Non-interest income:
Deposit account service charges	206	211
Gain on sale of mortgage loans	65	128
Gain on sale of securities	0	0
Other non-interest income	213	175
Total non-interest income	484	514
Non-interest expense:
Salaries and benefits	1,191	1,062
Occupancy and equipment, net	276	293
Computer service	99	95
Advertising	41	78
Other	436	334
Total non-interest expense	2,043	1,862
Income before income taxes	1,143	1,195
Income tax expense	376	475
Net income	767	720

Weighted average number of diluted shares	1,457,173	1,462,482
Diluted earnings per share	$0.53	$0.49

Return on average equity	9.91%	10.20%
Return on average assets	0.85%	0.88%
Average earning assets	$345,010	$311,799
Net interest margin	3.34%	3.42%
Efficiency ratio	64.12%	60.91%